Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640

DOVER CORPORATION REPORTS THIRD QUARTER 2011 RESULTS

●	Reports revenue of $2.2 billion, an increase of 22% over the prior year

●	Delivers quarterly diluted earnings per share from continuing operations of $1.21

●	Achieves adjusted quarterly diluted earnings per share of $1.20, excluding tax benefits of $0.01, up 25% from prior year

●	Raises guidance for full-year earnings per share from continuing operations to $4.45 - $4.50, after adjusting for divested businesses

Downers Grove, Illinois, October 21, 2011 — Dover Corporation (NYSE: DOV) announced today that for the third quarter ended September 30, 2011, revenue was $2.2 billion, an increase of 22% over the prior-year period.  The revenue increase was driven by organic growth of 10%, a 9% increase from acquisitions and a 3% favorable impact from foreign exchange.  Earnings from continuing operations were $228.6 million, or $1.21 diluted earnings per share (“EPS”), compared to $219.3 million, or $1.16 EPS, in the prior-year period, representing increases in both earnings from continuing operations and EPS of 4%.  Excluding the impact of tax benefits of $0.01 EPS recognized in the current quarter and $0.20 EPS recognized in the third quarter of 2010, adjusted diluted EPS from continuing operations was $1.20, an increase of 25%.

Revenue for the nine months ended September 30, 2011 was $6.1 billion, an increase of 22% over the prior year period, reflecting organic growth of 14%, a 6% increase from acquisitions and a 2% favorable impact from foreign exchange. Earnings from continuing operations for the nine months ended September 30, 2011 were $650.0 million, or $3.43 EPS, compared to $512.4 million, or $2.71 EPS in the prior-year period, representing increases in both earnings from continuing operations and EPS of 27%. Excluding the impact of tax benefits of $0.17 EPS in the current year and $0.20 EPS in the prior year period, adjusted diluted EPS for the nine months ended September 30, 2011 was $3.26, an increase of 30%.

Commenting on the third quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “I am pleased Dover delivered strong third quarter performance driven by solid organic growth supported by acquisitions. Quarterly revenue, earnings, bookings and backlog all increased over the prior year. Revenue growth of 22% was largely driven by continued strength in our energy-related markets, our strong position in the handset market and improved results in the refrigeration equipment and Product ID markets.  Our segment margin was 16.9%, notwithstanding significant one-time costs associated with our Sound Solutions acquisition. Adjusting for these costs segment margin was 17.5%.  The majority of our businesses continued to book well during the quarter, resulting in a seasonally normal book-to-bill of 0.96.”

“We also made important progress on our strategic initiatives.  In September, we divested the Paladin and Crenlo businesses, which was an important step in our continued efforts to focus on our higher margin growth spaces.  Further supporting the success of our strategy is the recent addition of Knowles Sound Solutions, which is off to a great start and performing at the high end of our expectations.  We were also pleased to close the Oil Lift acquisition in the quarter, further bolstering our position in the artificial lift market.”

“Our third quarter results were strong and we expect most of our businesses to continue to perform well.  As a result, we are maintaining our full-year 2011 revenue growth forecast of approximately 20%, which is largely unchanged from last quarter.  This forecast represents full-year organic revenue growth of around 13% with 7% growth from acquisitions.  After adjusting our full-year guidance $0.14 EPS for the operating results of Paladin and Crenlo included in our prior forecast, we are slightly raising guidance, and now expect full-year diluted EPS from continuing operations to be in the range of $4.45 - $4.50.”

Net earnings for the third quarter of 2011 were $172.3 million or $0.91 diluted EPS, including a net loss from discontinued operations of $56.3 million, or $0.30 EPS, compared to net earnings of $223.8 million, or $1.19 EPS, for the same period of 2010, which included a gain from discontinued operations of $4.5 million, or $0.02 EPS.  Net earnings for the nine months ended September 30, 2011 were $617.0 million, or $3.26 EPS, including a net loss from discontinued operations of $33.0 million, or $0.17 EPS, compared to net earnings of $501.8 million, or $2.66 EPS for the same period of 2010, which included a loss from discontinued operations of $10.7 million or $0.06 EPS.

Dover will host a webcast of its third quarter 2011 conference call at 10:30 A.M. Eastern Time (9:30 A.M. Central Time) on Friday, October 21, 2011.  The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com.  The conference call will also be made available for replay on the website.  Additional information on Dover’s third quarter 2011 results and its operating companies can also be found on the Company website.

Dover Corporation is a global manufacturer providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.

This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, the state of the worldwide economy and sovereign credit, especially in Europe; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global supply chains and energy markets; increases in the cost of raw materials; current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; changes in customer demand; the impact of loss of a single-source manufacturing facility; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; instability in countries where Dover conducts business; and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.